Exhibit 3.32

Control No: K424746 Date Filed: 06/01/2006 12:00 AM Cathy Cox Secretary of State

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

SOUTHERN SAFETY, INC.

Southern Safety, Inc., a corporation organized and existing under the Business Corporation Code of the State of Georgia (the “Corporation”), does hereby certify that:

FIRST: The name of the corporation is: Southern Safety, Inc.

SECOND: The Articles of Incorporation of the Corporation (the “Articles of Incorporation”) were filed with the Secretary of State of the State of Georgia on September 28, 1994.

THIRD: Article I, of the Articles of Incorporation is hereby amended in its entirety to read as follows:

“The name of the corporation is AmSafe Aviation, Inc.”

FOURTH: The date of adoption of the amendment is May 22, 2006.

FIFTH: The board of directors of the Corporation, acting in accordance with the provisions of Section 14-2-820 of the Business Corporation Code of the State of Georgia (the “Code”), approved the foregoing amendment of the Articles of Incorporation.

SIXTH: The foregoing amendment of the Articles of Incorporation has been duly adopted by the sole shareholder of the Corporation in accordance with the provisions Section 14-2-1003 of the Code.

SEVENTH: The Corporation certifies that the request for publication of a notice of intent to file articles of amendment to change the name of the corporation will be made as required by Section 14-2-1006.1(b) of the Code.

Dated: May 22nd, 2006	SOUTHERN SAFETY, INC.

	By:	/s/ Terence W. Lyons
Terence W. Lyons, Vice President, Chief Financial Officer and Secretary

SECRETARY OF STATE 2006 JUN -1 A 8 16 CORPORATIONS DIVISION